Exhibit 99.1

For Immediate Release:

Contact:	Therese Crozier Corporate Communications 510 789-4331

SANGSTAT REPORTS FIRST QUARTER EARNINGS

Improvement in EPS Exceeds Analysts' Expectations

Fremont, Calif.- May 1, 2001 - SangStat (Nasdaq: SANG) reported today first quarter net loss per share of $0.18 on revenues of $20.3 million (excluding revenues from The Transplant Pharmacy®), a 72% increase in revenues versus the first quarter of 2000. The net loss per share exceeded analysts' consensus of a loss of $0.22.

SangStat's net loss of $3.6 million or $0.18 per share for the first quarter of 2001 compares with a net loss of $7.8 million or $0.44 per share for the first quarter of 2000 and a net loss of $5.5 million or $0.30 per share for the fourth quarter of 2000.

Research and development expenses, including regulatory and clinical expenses, were $4.5 million in the first quarter of 2001 versus $4.0 million in the first quarter of 2000 and $5.4 million for the fourth quarter of 2000. Selling, general and administrative expenses were $8.7 million in the first quarter of 2001 versus $9.9 million in the first quarter of 2000 and $8.0 million for the fourth quarter of 2000. The overall reduction in expenses reflects the results of SangStat's cost control efforts.

SangStat's revenues of $20.3 million for the first quarter represent a 10% sequential increase compared to revenues of $18.5 million for the fourth quarter of 2000, and a 72% increase compared to revenues of $11.8 million for the first quarter of 2000. The revenue increase reflects market share gains for both Thymoglobulin® [Anti-thymocyte Globulin, (Rabbit)] and Gengraf® cyclosporine capsules in the US. Thymoglobulin continues to be the immunosuppressive antibody market leader in Europe and the US (according to US IMS monthly reports). Sales were up in both the US and Europe, including 52% increase in US Thymoglobulin sales for the first quarter of 2001 as compared to the first quarter of 2000. Total sales in Europe were up 48% for the first quarter of 2001 as compared to the first quarter of 2000.

On April 5, 2001, SangStat announced the signing of a binding agreement with Chronimed for the sale, for $1.8 million in cash, of The Transplant Pharmacy®, which provides mail order distribution of drugs and transplant patient management services. The sale of The Transplant Pharmacy closed on April 20, 2001. All of the financial information set forth above excludes the operating results from The Transplant Pharmacy. SangStat will retain the inventory and accounts receivable related to the business and plans to convert these assets into cash during the next several months. The conversion of these assets and the cash payment, less the costs associated with the divestiture, are expected to result in a net improvement in SangStat's cash position of approximately $5 to $6 million.

The results of The Transplant Pharmacy for the quarter are reflected in the attached statement of operations as a net loss from operations of discontinued operation. Revenues for The Transplant Pharmacy were $4.2 million for the first quarter of 2001, representing a 5% decrease compared to revenues of $4.4 million for the fourth quarter and a 1% increase compared to revenues of $4.1 million for the first quarter of 2000. Net loss for The Transplant Pharmacy was $800,000 for the fourth quarter of 2000.

SangStat currently expects a loss per share of $0.14 to $0.16 for the second quarter 2001. SangStat is reiterating the guidance provided during the fourth quarter for full year 2001. Revenue expectations for US cyclosporine products are $20 million for 2001. This figure assumes a 10% market share at a 50% discount. The company's current expectations for North American Thymoglobulin sales in 2001 range from $38 million to $42 million. The company further expects 2001 sales outside of North America to range from $23 million to $25 million.

SangStat will host an investor conference call today to discuss the first quarter results and to provide guidance going forward after the close of the market. The call will be held at 4:30pm EST and can be accessed by dialing 1-800-475-0212; the passcode is 3565151.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's expected financial results including future revenues, expenses, charges, and earnings/losses per share. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. This press release relies on IMS data. There can be no assurances that IMS data is accurate and reflects actual sales, or that Thymoglobulin and Gengraf will continue to sell at the same levels described in this press release. Other factors that could cause actual results to differ materially include, without limitation, unforeseen market developments such as new competitors or increased sales by current competitors; reduction in margin on key products; reduction in demand or failure of demand to reach anticipated levels; unforeseen increases in expenses; and changes in reimbursement for products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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SANGSTAT MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2001	2000
REVENUES:
Net sales	$ 19,535	$ 11,216
Revenue from collaborative agreements	790	582
Total revenues	20,325	11,798

COSTS AND OPERATING EXPENSES:
Cost of product sales and manufacturing expenses	8,768	4,288
Research and development	4,545	3,978
Selling, general and administrative	8,725	9,896
Amortization of intangible assets	348	348
Total costs and operating expenses	22,386	18,510

Loss from continuing operations	(2,061)	(6,712)

OTHER INCOME (EXPENSE) - NET	(647)	(321)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,708)	(7,033)

INCOME TAX PROVISION	(101)	(61)
NET LOSS FROM CONTINUING OPERATIONS	(2,809)	(7,094)
NET LOSS FROM OPERATIONS OF DISCONTINUED OPERATION	(763)	(695)
NET LOSS	$ (3,572)	$ (7,789)

NET LOSS PER SHARE -basic and diluted
Continuing operations	$ (0.14)	$ (0.40)
Discontinued operation	(0.04)	(0.04)
	$ (0.18)	$ (0.44)

Shares Used in Per Share Computations (Basic and diluted)	19,414	17,635

CONDENSED CONSOLIDATED BALANCE SHEET DATA:
	March 31,	December 31,
	2001	2000
Cash and Equivalents and Short-term Investments	$ 16,439	$ 20,607
Other Current Assets	68,079	66,870
Property and Equipment - Net	6,104	6,539
Intangible Assets	10,794	11,142
Other Assets	6,923	9,158

Total	$ 108,339	$ 114,316

Current Liabilities	44,727	47,703
Deferred Revenue	8,685	9,475
Notes Payable and Capital Leases	32,699	35,214
Stockholders' Equity	22,228	21,924

Total	$ 108,339	$ 114,316